UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 11, 2007

SHORETEL, INC.

(Exact name of registrant as specified in its charter)

Delaware

 (State or other jurisdiction of incorporation)

001-33506	77-0443568
(Commission File Number)	(IRS Employer Identification No.)

960 Stewart Drive, Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 331-3300

 (Registrant’s telephone number, including area code)

Not Applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Approval of Executive Bonus Plan for First Half of Fiscal Year 2008.

On July 11, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of ShoreTel, Inc. (the “Company”) approved the Executive Bonus Plan for the first six months of fiscal year 2008 (the “Plan”). Individuals who are deemed to be “officers” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Executive Officers”), including each of the Company’s named executive officers, are eligible to receive cash awards following December 31, 2007, based upon the attainment of performance objectives established by the Committee for the six-month period, the size of the bonus pool and each participant’s performance rating. The performance objectives under the Plan consist of pre-defined ranges of: (i) revenue; (ii) non-GAAP operating profit; and (iii) customer satisfaction, based on scores from the Company’s satisfaction surveys. The bonus pool is equal to the product of (a) a percentage determined under the Plan, based on the extent to which all three performance objectives are achieved within the pre-defined ranges established by the Committee, multiplied by (b) a dollar amount equal to 45% times the sum of each participant’s base salary six-month period, except for the CEO, a dollar amount equal to 85% of the CEO’s base salary for the six-month period. Each participant’s performance rating depends on the participant’s achievement of pre-defined individual performance goals and objectives established for the participant by the Committee, and may be adjusted by the Committee to reflect his or her achievement relative to the achievement of other participants.

Under the Plan, the bonus target for the Company’s Chief Executive Officer is currently 85% of his base salary, and the target bonus is 45% of base salary for other Executive Officers. The maximum cash award any participant may receive under the Plan is 225% of that participant’s target bonus, although total payments under the Plan cannot exceed the bonus pool.

A copy of the Plan will be filed as an exhibit to the Company's Form 10-K for the year ended June 30, 2007. The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORETEL, INC.

Dated: July 17, 2007	By:	/s/ Michael E. Healy
Name: Michael E. Healy
Title: Chief Financial Officer